Exhibit 23.3

Grant Thornton Argentina Av. Corrientes 327 Piso 3° C1043AAD – Buenos Aires Argentina T +54 11 4105 0000 F +54 11 4105 0100 E post@ar.gt.com www.gtar.com.ar

Consent of Independent Registered Public Accounting Firm

We have issued our report dated February 7, 2013 with respect to the financial statements of Pointer Localizacion y Asistencia S.A.; our report is included in the Annual Report of Pointer Telocation Ltd. on Form 20-F for the year ended December 31, 2012, which is incorporated by reference in the Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton Argentina S.R.L

Buenos Aires, Argentina
March 18, 2013